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                                                                    EXHIBIT 23.1






                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Administrative Committee
SPSS Inc. Employee Stock Purchase Plan:


We consent to the incorporation by reference on Form S-8 (nos. 333-57168 and 33-73120) of SPSS Inc. of our report dated March 22, 2001, relating to the statements of net assets available for plan benefits of the SPSS Inc. Employee Stock Purchase Plan as of December 31, 1999 and 2000, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of the SPSS Inc. Employee Stock Purchase Plan.

Pursuant to Rule 436(C) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                                              /s/KPMG LLP



Chicago, Illinois
March 30, 2001